Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form Type)

ZURA BIO LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value $0.0001 per share	457(c), 457(f)(1)	30,251,124(2)	$6.71(3)	$202,985,042.04(3)	0.00011020	$22,368.95
Equity	Class A Ordinary Shares, par value $0.0001 per share	457(c), 457(f)(1)	6,899,996(4)	$11.50(5)	79,349,954(5)	0.00011020	$8,744.36
Equity	Class A Ordinary Shares, par value $0.0001 per share	457(c), 457(f)(1)	5,910,000(6)	$11.50(7)	$67,965,000(7)	0.00011020	$7,489.74
Equity	Class A Ordinary Shares, par value $0.0001 per share	457(c), 457(f)(1)	3,782,000(8)	$0.001(9)	$3,782(9)	0.00011020	$0.42
Equity	Warrants to purchase Class A ordinary shares, par value $0.0001 per share	457(c), 457(f)(1)	3,782,000(10)	—	—	—	—(11)
Equity	Warrants to purchase Class A ordinary shares, par value $0.0001 per share	457(c), 457(f)(1)	5,910,000(12)	—	—	—	—(13)

Total Offering Amounts	$38,603.47
Total Fees Previously Paid	—
Total Fee Offsets	—
Net Fee Due	$38,603.47(14)

(1)

Pursuant to Rule 416(a) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Represents 30,251,124 Class A Ordinary Shares being registered for resale by the Selling Securityholders.
(3)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 30,251,124 Class A Ordinary Shares and (ii) $6.71, the average of the high and low trading prices of the Class A Ordinary Shares on Nasdaq on August 18, 2023 (within five business days prior to the date of this registration statement).

(4)	Represents 6,899,996 Class A Ordinary Shares issuable upon the exercise of Public Warrants.
(5)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 6,899,996 Class A Shares issuable upon the exercise of Public Warrants and (ii) $11.50, the exercise price of the Public Warrants.

(6)	Represents 5,910,000 Class A Ordinary Shares issuable upon the exercise of Private Placement Warrants.
(7)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 5,910,000 Class A Ordinary Shares issuable upon the exercise of Private Placement Warrants and (ii) $11.50, the exercise price of the Private Placement Warrants.

(8)	Represents 3,782,000 Class A Ordinary Shares issuable upon the exercise of Pre-Funded Warrants.
(9)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 3,782,000 Class A Ordinary Shares issuable upon the exercise of Pre-Funded Warrants and (ii) $0.001, the nominal exercise price of the Pre-Funded Warrants.

(10)	Represents 3,782,000 Pre-Funded Warrants being registered for resale by the Selling Securityholders.
(11)	No fee pursuant to Rule 457(g) under the Securities Act.
(12)	Represents 5,910,000 Private Placement Warrants being registered for resale by the Selling Securityholders..
(13)	No fee pursuant to Rule 457(g) under the Securities Act.
(14)	Previously paid.

The Registrant does not have any carry-forward securities.